UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2002

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

UNITED STATES

Item 5. Other Events

In connection with the Company's 1998 acquisition of substantially all of the assets and business of The Harris Company ("Harris"), the Company, Mr. Joseph Levy (the Company's Chairman of the Board), Mr. Bret Levy, El Corte Ingles, S.A. (a Spanish retail conglomerate operating in Spain and Portugal) ("ECI") and Harris entered into a Stockholders Agreement. Pursuant to the Stockholders Agreement, ECI and Harris nominated Mr. Isidoro Alvarez Alvarez and Mr. Jorge Pont Sanchez to the Company's Board of Directors.

Effective September 9, 2002, Mr. Alvarez resigned from his position as Director. In his resignation letter, Mr. Alvarez, Chairman of ECI and a resident of Madrid, Spain, cited his inability to devote the required time and attention to the affairs of the Company. In accordance with the Stockholders Agreement and on behalf of ECI and Harris, Mr. Alvarez nominated Mr. Thomas H. McPeters, Esq. to the Board. In the nomination, Mr. Alvarez cited Mr. McPeters' knowledge of the Company's affairs and experience in department store operations. On September 9, 2002, the Company's Board of Directors unanimously approved the nomination of Mr. McPeters.

Mr. McPeters is a senior partner in the law firm of McPeters McAlearney Shimoff & Hatt, and is Chief Financial Officer and Secretary and a member of the Board of Directors of Harris. Mr. McPeters has attended the Company's Board meetings in the past and has been actively involved in establishing and extending the Credit Facilitation Agreement between Harris and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

September 11, 2002	By: /s/ James R. Famalette James R. Famalette President and Chief Executive Officer

September 11, 2002	By: /s/ Michael S. Geele Michael S. Geele Senior Vice President and Chief Financial Officer